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ENHANCED CASH SURRENDER VALUE ENDORSEMENT
ADDITIONAL CASH SURRENDER VALUE PAYABLE UPON SURRENDER OF THE POLICY AS DEFINED AND LIMITED
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This endorsement is made a part of the Policy to which it is attached. This endorsement may not be issued subsequent to the Issue Date of the Policy.

BENEFIT
We agree, subject to the terms and conditions of this endorsement and the Policy, to pay the amount of Enhanced Cash Surrender Value benefit to the Owner upon receipt at Our Home Office of written notice of Surrender from You, if all the following conditions are met:

          (a) Your written notice is received at Our Principal Office prior to the death of the Insured; and
          (b) the Surrender is not in association with an IRC 1035 exchange to another insurance carrier.

The Enhanced Cash Surrender Value benefit is calculated as follows: The Premium paid (or the Target Premium if less) in each Policy Year will be cumulated and multiplied by the benefit percentage shown in the table below for the Policy Year in which Surrender is requested.

The Enhanced Cash Surrender Value benefit shall be payable in addition to the Cash Surrender Value.

                ENHANCED CASH SURRENDER VALUE BENEFIT PERCENTAGE

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POLICY
YEAR           1         2         3        4         5         6         7        8         9         10       11+
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
%              8%        9%       10%      11%       12%       11%       10%       8%        7%        6%       0%
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

EFFECT ON DEATH BENEFIT, PARTIAL SURRENDER AND POLICY LOAN VALUE
For purposes of computing any Death Benefit, the Account Value will be increased by the amount of the Enhanced Cash Surrender Value benefit.

The amount available for Partial Surrender and the Policy Loan Value are based on the Account Value, and neither will in any way be increased due to this Enhanced Cash Surrender Value benefit.

DEFERRAL OF DETERMINATIONS
We may defer the payment of any Enhanced Cash Surrender Value benefit in the same manner that We may defer payment of any Cash Surrender Value under the Policy.

SIGNED FOR THE COMPANY IN BOSTON, MASSACHUSETTS.











ECV2001